EXHIBIT 99.1



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                               FLEXIBLE SOLUTIONS

NEWS RELEASE
November 14, 2016


               FSI ANNOUNCES THIRD QUARTER, 2016 FINANCIAL RESULTS Conference call scheduled for Tuesday November 15th,
                   11:00am Eastern time, 8:00 AM Pacific Time
                            See dial in number below


VICTORIA,   BRITISH   COLUMBIA,   November   14,   2016  -  FLEXIBLE   SOLUTIONS
INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the third quarter (Q3) ended September 30, 2016.

Mr. Daniel B. O'Brien, CEO, states, "Third quarter is historically our least strong period of the year and is also a time when product mix is less optimal. In addition, our raw material costs bottomed in Q1 while our ability to raise prices lags during periods of increasing cost of goods sold." Mr. O'Brien continues, "The remainder of the year and into 2017, our product mix reverts positively and some price increases may become possible."

     o Sales in the third quarter (Q3) were $3,117,034, down approximately 6% when compared to sales of $3,303,216 in the corresponding period a year ago. The financials show a Q3, 2016 accounting net income of $85,964 or $0.01 per share compared to an accounting net income of $237,202, or $0.02 per share in Q3, 2015.

     o Basic weighted average shares used in computing net income in Q3 were 11,434,187 and 13,177,208 for 2016 and 2015 respectively.

     o Non-GAAP operating cash flow: For the 9 months ending September 30, 2016, net income reflects $437,109 of non-cash charges (depreciation and stock option expenses), as well as net income tax ($1,020,413), Gain on sale of equipment ($6,848) and interest income ($2,161) which are items not related to operating or current operating activities. When these items are removed the Company shows operating cash flow of $2,837,508, or $0.25 per share. This compares with operating cash flow of $2,335,916, or $0.18 per share, in the corresponding 9 months of 2015 (see the table that follows for details of these calculations).

The NanoChem division continues to produce most of FSI's revenue and cash flow. New opportunities are unfolding to further increase sales in this division.





* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Tuesday November 15th to discuss the financials. Call 800-533-7954 (or 785-830-1924). The conference call title, "Third Quarter, 2016 Financial Results," may be requested.*



Please see next page...





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The above  information  and  following  table contain  supplemental  information regarding income and cash flow from operations for the 9 months ended September 30, 2016. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
         For 3 Months Ended September 30 (9 Months Operating Cash Flow)
                                   (Unaudited)


                                                  3 months ended September 30
                                                    2016             2015
                                               --------------------------------
Revenue                                          $ 3,117,034      $ 3,303,216

Income before income tax - GAAP                  $   178,201      $   314,856

Net income (loss)  - GAAP                        $    85,964      $   237,202

Net income (loss) per common share - basic. -
GAAP                                             $      0.01 a    $      0.02 a

3 month weighted average shares used in           11,434,187 a     13,177,208 a
computing per share amounts - basic -  GAAP


                                                  9 month Operating Cash Flow
                                                       Ended September 30
                                               --------------------------------
Operating Cash flow (9 months). NON-GAAP         $ 2,837,508 b    $ 2,335,916 b

Operating Cash flow per share excluding
non-operating items and items not related to
current operations (9 months) - basic.
NON-GAAP                                         $      0.25 b    $      0.18 b

Non-cash Adjustments (9 month) NON-GAAP          $   437,109 c    $   483,134 c

9 month weighted average shares used in
computing per share amounts - basic - GAAP        11,468,392       13,172,423


Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) Non-GAAP - A share buyback of 1,750,000 shares took place in January 2016. This change is not reflected in the 2015 earnings per share (E/S) or operating cash flow numbers. Shares outstanding at September 30, 2016 were 11,451,991. See the financials for details. As of January 2013 the accumulated loss and expenses resulting from the Alberta division may now be used to reduce taxable income from the Illinois division.

b) Non-GAAP - This calculation begins with 9 month Net income (loss). Amounts exclude certain non-cash items: depreciation and stock option expense (2016 = $437,109, 2015 = $483,134), interest income (2016 = $2,161, 2015 = $2,963),
Gain/(Loss)  on the  sale  of  equipment  (2016  =  $6,848,  2015 =  ($45,249)),
Provision for income tax (2016 = $1,020,413, 2015 = $750,357). See Operating Cash Flow for other adjustments. c) Non-GAAP - amounts represent depreciation, and stock option expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
               206 - 920 Hillside Ave, Victoria, BC CANADA V8T 1Z8

                                Company contacts

                                                                     Jason Bloom
                                                               Tel: 250 477 9969
                                                         Toll Free: 800 661 3560
                                                               Fax: 250 477 9912
                                              E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: danielle@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.